Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214373) pertaining to the Arch Resources, Inc. Omnibus Incentive Plan of our reports dated February 15, 2024, with respect to the consolidated financial statements and schedule of Arch Resources, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Arch Resources, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 15, 2024